Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 20, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting of Alkermes, Inc., which appears in the Alkermes, Inc. Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

/s/ Pricewaterhouse Coopers LLP
Boston, Massachusetts
February 16, 2012